Exhibit 99.2

For Immediate Release

Myriad Pharmaceuticals, Inc. Established as an Independent Pharmaceutical

Development Company

- Company will advance three clinical development programs in oncology and infectious disease -

- Conference call scheduled for 10:00 AM EDT on July 1, 2009 -

Salt Lake City, UT (July 1, 2009) — Myriad Pharmaceuticals, Inc. (MPI) today announced that it has completed its previously announced spin-off from Myriad Genetics, Inc. (Nasdaq: MYGN) as of 11:59 p.m. last evening. MPI’s common stock will begin “regular way” trading today on the NASDAQ Global Market under the ticker symbol MYRX. Myriad Pharmaceuticals, Inc. is focused on discovering, developing and commercializing novel, small molecule drugs that address severe medical conditions, including cancer and HIV infection. Myriad Pharmaceuticals’ clinical development programs include clinical and pre-clinical product candidates with distinct mechanisms of action and novel chemical structures that have the potential to be first-in-class and/or best-in-class therapeutics.

“Myriad Pharmaceuticals has a robust pipeline of novel oncology and anti-HIV candidates and an experienced leadership team to advance these assets. We are especially enthusiastic to see the data from Azixa efficacy trials by the end of 2009, as well as to begin a Phase 2b trial for our HIV maturation inhibitor later this year,” said

Adrian Hobden, Ph.D., President and Chief Executive Officer of Myriad Pharmaceuticals. “MPI also has a very strong cash position which gives us the financial resources to rapidly advance our portfolio of clinical candidates.”

As of July 1, 2009, MPI has $188 million in cash and cash equivalents. The newly independent company will have adequate capital resources to pursue long-term strategic initiatives and will initially focus on the development of its three clinical stage drug candidates:

•	Azixa™, MPI’s most advanced cancer drug candidate, which is currently in three Phase 2 clinical trials;

•	MPC-3100, a novel, fully-synthetic and orally-bioavailable heat shock protein 90 (Hsp90) inhibitor and MPI’s second clinical oncology drug candidate, currently in Phase 1 clinical testing; and

•	MPC-4326 (bevirimat dimeglumine), a small molecule, novel mechanism of action drug candidate for the treatment of HIV, expected to begin a Phase 2b clinical trial in the second half of 2009.

Webcast Information

On Wednesday, July 1 at 10:00 AM EDT, Myriad Pharmaceuticals will host a webcast to introduce shareholders to the Company. You may access the live webcast through the Investors page of the Company website, www.myriadpharma.com, or listen to the call by dialing 877-741-4244 (domestic) or 719-325-4825 (international). A replay of the call will also be available through the Investors page of the Company website.

About Azixa (MPC-6827)

Azixa is MPI’s most advanced cancer drug candidate and is being developed for the treatment of advanced cancers that have brain involvement. Azixa is a novel, small-molecule that acts as a microtubule destabilizing agent, causing the arrest of cell division and programmed cell death, or apoptosis, in cancer cells. Many currently marketed clinically effective drugs share the identical mechanism of action. Importantly, however, Azixa has two unique distinguishing activities. In pre-clinical studies, Azixa has demonstrated the ability to effectively cross the blood-brain barrier and accumulate in the brain at levels as much as 3000% of that in plasma. Also, equally important, Azixa does not appear to be subject to multiple drug resistance (MDR) mechanisms. Brain metastases are a very common problem in late stage cancers with an annual US incidence of approximately 170,000 patients. There are currently no approved therapies for the treatment of these brain metastases. Frequently, primary and secondary tumors develop MDR and stop responding to the chemotherapeutic agents used today, which significantly limits their effectiveness and leaves patients few additional therapeutic options. Research suggests that Azixa may be immune to these resistance mechanisms and may have the potential to provide a long-term effective therapeutic option.

Azixa represents a unique opportunity as a therapy with the potential to treat patients with any primary or secondary (metastatic) brain cancer or any cancer that has developed resistance to conventional chemotherapeutics. Azixa is currently being tested in clinical studies in patients with glioblastoma multiforme and metastatic melanoma.

The Company expects to report interim results from the ongoing Phase 2 metastatic melanoma trial by the end of 2009.

About MPC-3100

MPC-3100 is MPI’s second clinical-stage cancer drug candidate and is being developed for the treatment of multiple cancers. MPC-3100 is a novel, fully-synthetic, orally-bioavailable, small-molecule inhibitor of heat shock protein 90 (Hsp90). Hsp90 is a proven target for cancer treatment. Early natural product inhibitors of Hsp90 demonstrated activity in several human cancer clinical studies, including studies of Her2+ breast cancer, multiple myeloma and gastric cancers. However, these compounds have also demonstrated significant toxicity, which appears not to be related to inhibition of Hsp90. Unlike these molecules, MPC-3100 is a fully-synthetic, small molecule which is orally-bioavailable and has very encouraging, pre-clinical safety data.

In the second quarter of 2009, we initiated an open-label, multiple-dose Phase 1 clinical trial of MPC-3100 in patients with refractory or relapsed cancers, including solid tumors, lymphomas and leukemias. This trial is designed to define the safety and tolerability of MPC-3100. Patients will also be evaluated for a therapeutic response. The Company expects to report results from Phase 1 testing during the first half of 2010.

About MPC-4326

MPC-4326 (bevirimat dimeglumine) is MPI’s drug candidate being developed as an oral treatment of human immunodeficiency virus 1 (HIV-1) infection. MPC-4326 is a potent small-molecule that acts as a viral maturation inhibitor and is a first-in-class drug candidate with a novel mechanism of action. New drugs with novel mechanisms of action are needed to combat the evolution of HIV drug resistance to the currently available therapies. Importantly, pre-clinical studies have demonstrated that MPC-4326 exhibits potent activity against a broad range of HIV strains, including isolates that are resistant to currently approved HIV therapies. MPC-4326 therefore has the potential to strengthen the portfolio of approved drugs being used in combination to treat patients with HIV.

Clinical studies in over 675 subjects to date have shown MPC-4326 to be well tolerated and to have demonstrated significant and clinically relevant reductions in viral load in patients. Approximately 60% of all HIV patients are infected with strains of HIV that are sensitive to MPC-4326, which MPI believes can be readily detected with a simple and proprietary genotyping assay. MPC-4326 has been granted Fast Track designation by the U.S. Food and Drug Administration. The Company expects to initiate a 24-week, controlled, two-arm efficacy study (Phase 2b) of MPC-4326 in patients who are HIV treatment-experienced in the second half of 2009.

About Myriad Pharmaceuticals, Inc.

Myriad Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing, and commercializing novel small molecule drugs that address severe medical conditions, including cancer and HIV infection. Our pipeline includes clinical and pre-clinical product candidates with distinct mechanisms of action and novel chemical structures that have the potential to be first-in-class and/or best-in-class therapeutics. For more information visit www.myriadpharma.com.

Azixa™ is a trademark or registered trademark of Myriad Pharmaceuticals, Inc. in the United States and foreign countries.

Forward-Looking Statements

This media release may contain forward-looking statements about Myriad Pharmaceuticals, Inc. Such forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “would”, “should”, “expects”, “anticipates”, “intends”, “plans”, “believes”, “may”, “estimates”, “predicts”, “projects”, or similar expressions intended to identify forward-looking statements. Such statements, including, but not limited to, statements relating to our product candidates and their attributes, our clinical development activities, our research and development activities and pipeline, and our capital resources, reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including those described in “Item 1A.—Risk Factors” of our Form 10 as filed with the Securities and Exchange Commission. Myriad Pharmaceuticals undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

CONTACTS:

Patrick M. Burke, Ph.D

V.P. Corporate and Business Development

801.214.7822

Douglas MacDougall or Chris Erdman

MacDougall Biomedical Communications

781.235.3060

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